Exhibit 21.1

              RYAN'S FAMILY STEAK HOUSES, INC.

                 SUBSIDIARIES OF THE COMPANY

                    AS OF MARCH 28, 2000


                      Jurisdiction of % Owned by Company
Name of Subsidiary      Organization  (or Subsidiaries)

1.Big R Procurement
  Company, LLC              DE              100%

2.Ryan's Family Steak
  Houses East, Inc.         DE              100%

3.Ryan's Family Steak
  Houses TLC, Inc.          DE              100%

4.Ryan's Properties, Inc.   DE              100%

5.Rymark Holdings, Inc.     DE              100%

6.Ryan's Hoosier Group, LP  SC              100%

7.Ryan's Mega Manufacturing
  Group, LP                 SC              100%